                                                                                                                                                                    EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEW WORLD BRANDS, INC.

NEW WORLD BRANDS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is New World Brands, Inc. The Corporation was originally incorporated under the name Oak Tree Construction Computers, Inc.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 27, 1986. Certificates of Amendment to the Certificate of Incorporation were filed with the Secretary of State of the State of Delaware on each of August 14, 1986, August 1, 1994, December 17, 2001, and May 21, 2003. Certificates of Renewal of the Certificate of Incorporation were filed with the Secretary of State of the State of Delaware on each of January 17, 1997, December 17, 2001, and March 25, 2003.

3. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and amends the provisions of the Certificate of Incorporation, and such amendments have been duly adopted in accordance with the above-referenced Sections.

4. The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been duly executed this 23rd day of April, 2007.

                    NEW WORLD BRANDS, INC.

                    By: /s/ Noah Kamrat
                   Name: Noah Kamrat
                   Title: President

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEW WORLD BRANDS, INC.

FIRST: The name of the corporation is New World Brands, Inc.

SECOND: The registered office of the corporation is to be located at 229 South State street, in the City of Dover, in the County of Kent, in the State of Delaware. The name of its registered agent at that address is the United States Corporation Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the. General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the corporation shall have the authority to issue is: Six Hundred Million One Thousand (600,001,000), of which Six Hundred Million (600,000,000) shall be shares of Common Stock, $.01 par value, and one thousand (1,000) shall be shares of Preferred Stock, $.01 par value (“Preference Stock”). The Preference Stock may be issued from time to time in one or more series. The Board of Directors of the corporation is hereby expressly authorized to provide, by resolution or resolutions duly adopted by it prior to the issuance, for the creation of each such series and to fix the designations and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preference Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Pursuant to the authority vested in the Board of Directors by this Article FOURTH and out of the Preference Stock authorized therein, the Board of Directors has authorized that a series of Preference Stock of the Corporation be created and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as set forth on Annex I attached hereto.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

(1)  The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide. Directors shall be elected annually, and except as set forth in this paragraph in connection with the initial classification of directors, shall serve for terms of three years. The directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class (“Class I”) to expire at the 2007 annual meeting of stockholders, the term of office of the second class (“Class II”) to expire at the 2008 annual meeting of stockholders, and the term of office of the third class (“Class III”) to expire at the 2009 annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a three-year term of office and until the election and qualification of their respective successors in office.

(2)  The Board of Directors shall have power without the assent or vote of the stockholders:

(a)  To make, alter, amend, change, add to or repeal, the by-laws of the corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any party of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(b)  To determine from time to time whether, and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the corporation (other than the Stock Ledger) or any of them, shall be open to the inspection of the stockholders.

(3)  The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

(4)  In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless , to the provisions of the statutes of Delaware, of this certificate , and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SIXTH: The corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

SEVENTH: The personal liability of the directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as directors of the corporation is hereby eliminated to the fullest extent permitted by subsection 7 of subsection (b) of §102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

EIGHTH: Whenever a compromise or arrangement in proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to compromise or arrangement and to any reorganization of the corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

ANNEX I

SECTION 1. Designation and Amount. The shares of such series shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be 200.

SECTION 2. Dividends; Other Distributions.

(a)  In the event that the Corporation shall declare a cash dividend on shares of Common Stock, each share of Series A Preferred Stock shall be entitled to receive a cash dividend, simultaneously with and in an amount equal to the amounts paid with respect to each share of Common Stock, provided that for the purpose of calculating the amounts due per share of Series A Preferred Stock under this paragraph (a), each share of Series A Preferred Stock shall be deemed to be that number of shares of Common Stock into which such share of Series A Preferred Stock is convertible as provided in Section 5(a) hereof as of the record date fixed for the determination of the holders of Common Stock entitled to receive such dividends.

(b) In the event that the Corporation shall declare a non-cash distribution upon its Common Stock, including, without limitation, any distribution of capital stock of the Corporation, stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, other assets or options or rights, the holders of Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which the shares of Series A Preferred Stock held by them are convertible as provided in Section 5(a) hereof as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

(c) No dividends shall be declared or paid on shares of Junior Stock (as defined in Section 6 hereof) and no sums shall be set aside for or applied to any purchase or redemption of any Junior Stock if at such time there exist any Series A Accrued Dividends (as defined in Section 6 hereof).

(d) The holders of shares of Series A Preferred Stock shall not be entitled to receive dividends on such shares except as provided in paragraphs (a) and (b) above.

SECTION 3. Rights on Liquidation, Dissolution or Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, shall be distributed in the following order of priority:

The holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of any Junior Stock, an amount equal to the amount such holders would receive if, immediately prior to such liquidation, dissolution or winding-up, all outstanding shares of Series A Preferred Stock were converted into Common Stock pursuant to Section 5(a) hereof. If the assets of the Corporation available for distribution to the holders of Series A Preferred Stock shall be insufficient to permit the payment of the full preferential amount set forth in this Section 3, then the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets of the Corporation based on the respective amounts which would be payable to them in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. In the event the Corporation has assets available for distribution to its stockholders following the payment of the full preferential amount set forth in this Section 3, the holders of shares of Series A Preferred Stock shall share ratably with the holders of any Junior Stock in any distribution of the remaining assets of the Corporation based on the respective amounts which would be payable to them in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. None of the consolidation or the merger of the Corporation, or the sale, lease or transfer by the Corporation of all or a part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 3.

SECTION 4. Voting.

(a)  In addition to the rights hereinafter specified in this Section 4 and any other rights provided by law or the By-laws of the Corporation, each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock (rounded to the nearest whole number) into which such share of Series A Preferred Stock is then convertible as provided in Section 5(a) hereof. The holders of the Series A Preferred Stock shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, including election of directors, in the same manner and with the same effect as such holders of Common Stock, voting together on all matters with the holders of Common Stock as one class.

(b) The Corporation shall not, without the affirmative consent or approval of the holders of shares representing at least 51%, by voting power, of the Series A Preferred Stock then outstanding, voting separately as one class, given by written consent in lieu of a meeting or by vote at a meeting called for such purpose in the manner provided in the By-laws of the Corporation:

(i) designate or issue any additional shares of Series A Preferred Stock (other than Excluded Securities (as defined in Section 6 hereof)) or in any manner authorize, create, designate, issue or sell any class or series of capital stock (including any shares of treasury stock) or rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock, or any debt security which by its terms is convertible into or exchangeable for any equity security or has any other equity feature, or any security that is a combination of debt and equity, which, in each case, as to the payment of dividends, distribution of assets or redemptions, including, without limitation, distributions to be made upon the liquidation, dissolution or winding up of the Corporation or a merger, consolidation or sale of the assets thereof, is senior to or on a parity with the Series A Preferred Stock or which in any manner adversely affects the rights of the holders of the Series A Preferred Stock in their capacity as such;

(ii) in any manner alter or change the terms, designations, powers, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of the Series A Preferred Stock;

(iii) reclassify the shares of any class or series of Junior Stock into shares of any class or series of capital stock (A) ranking, either as to payment of dividends, distributions of assets or redemptions, including, without limitation, distributions to be made upon the liquidation, dissolution or winding up of the Corporation or a merger, consolidation or sale of the assets thereof, prior to or on a parity with the Series A Preferred Stock or (B) which in any manner adversely affects the rights of the holders of Series A Preferred Stock in their capacity as such; or

(iv)  take any action to cause any amendment, alteration or repeal of any of the provisions of (i) the Certificate of Incorporation or (ii) the By-laws, if such amendment, alteration or repeal would have an adverse effect on the rights of the holders of the Series A Preferred Stock in their capacity as such.

SECTION 5. Automatic Conversion.

(a)  Upon the date of the filing by the Corporation with the Secretary of State of the State of Delaware of an amendment to its Certificate of Incorporation to increase the authorized capital of the Corporation in an amount at least sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock as provided in this Section 5(a) (the “Filing Date”), all shares of Series A Preferred Stock shall automatically convert into fully paid and nonassessable shares of Common Stock, at the conversion ratio of one (1) share of Class A Preferred Stock for 2,986,736.34 shares of Common Stock, subject to adjustment, without duplication, for (i) any stock split or other subdivision or combination of the Common Stock, (ii) any stock dividend on the Common Stock (except to the extent previously paid to the holders of Series A Preferred Stock pursuant to Section 2(b) hereof), (iii) any reclassification or capital reorganization of the stock of the Corporation, (iv) the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing Corporation and which does not result in any change in the Common Stock), (v) the sale or other disposition of all or substantially all of the assets of the Corporation as an entirety to any other person, and (vi) the issuance of Common Stock (other than upon the conversion of the Series A Preferred Stock), or options to purchase or rights to subscribe for Common Stock, or securities convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, in each of the foregoing clauses (i) through (vi) occurring after the date on which the Corporation first issues Series A Preferred Stock and prior to the Filing Date.

(b)  The holders of shares of Series A Preferred Stock shall deliver to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation for the Series A Preferred Stock as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the Filing Date. As promptly as practicable thereafter the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate to which such holder is entitled and a check or cash in respect of any fractional interest in a share of Common Stock as provided in Section 5(c) hereof. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a Common Stock holder of record on the Filing Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a Common Stock holder of record on the next succeeding date on which the transfer books are open.

(c) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of such Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the then current market price of a share of Common Stock (as shall be determined in good faith by the Board of Directors of the Corporation) multiplied by such fractional interest. Fractional interests shall not be entitled to dividends, and the holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interest.

(d) The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of the shares of Series A Preferred Stock if issued in the name of the record holder.

(e) The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, sufficient shares to provide for the conversion of all outstanding shares of Series A Preferred Stock. All shares of Common Stock which may be issued it connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens or charges with respect thereto.

(f) In case at any time or from time to time the Corporation shall take any action in respect of the Common Stock, then unless such action will not have an adverse effect upon the conversion rights of the holders of Series A Preferred Stock, the conversion rights set forth in this Section 5 hereof shall, in the good faith judgment of the Board of Directors of the Corporation, be adjusted in such manner as shall be equitable in the circumstances.

SECTION 6. Definitions. As used herein, the following terms shall have the following meanings:

(a) The term “Excluded Securities” shall mean: (i) Common Stock issued upon the conversion of the Series A Preferred Stock; and (ii) (ii) Common Stock issued as a stock dividend or upon any stock split or other subdivision or combination of Common Stock.

(b) The term “Junior Stock” shall mean (i) the Common Stock and (ii) any class or series of capital stock of the Corporation ranking, as to payment of dividends, distribution of assets or redemptions, junior to the Series A Preferred Stock.

(c) The term “Series A Accrued Dividends” shall mean any dividends declared on the Series A Preferred Stock in accordance with Section 2 hereof which have not been paid to the holders of Series A Preferred Stock in accordance with said Section 2.

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